UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

250 West 34th Street, 3rd Floor New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

WisdomTree Investments, Inc. (the “Company”) hereby amends its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, as follows:

Item 1. Description of Registrant’s Securities to be Registered.

On May 25, 2022, the Company and Continental Stock Transfer & Trust Company, as rights agent, entered into Amendment No. 1 (the “Amendment”) to the Stockholder Rights Agreement, dated as of March 14, 2022 (the “Rights Agreement”). Pursuant to the Amendment, the Final Expiration Date (as defined in the Rights Agreement) was advanced from the Close of Business on March 13, 2023 to the Close of Business on June 2, 2022. As a result of the Amendment, effective as of the Close of Business on June 2, 2022, the Rights (as defined in the Rights Agreement) expired and are no longer outstanding and the Rights Agreement, as amended by the Amendment, has terminated. Capitalized terms used but not defined herein have the meaning given in the Rights Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2 and are incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Elimination of the Series B Junior Participating Cumulative Preferred Stock of the Company, dated June 2, 2022.

4.1	Stockholder Rights Agreement, dated as of March 14, 2022, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-A filed with the SEC on March 14, 2022).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 25, 2022, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WisdomTree Investments, Inc.

June 2, 2022	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary